Exhibit 10.1

EXECUTIVE TRANSITION SERVICES AGREEMENT

This EXECUTIVE TRANSITION SERVICES AGREEMENT (the “Agreement”) is entered into by and among SmartStop Self Storage REIT, Inc. (“SmartStop REIT”), SmartStop OP, L.P. (the “Operating Partnership”) and SmartStop Storage Advisors, LLC (“SSA”) (SmartStop REIT, the Operating Partnership, and SSA collectively referred to as the “Company”) and Michael S. McClure (the “Executive”), dated February 26, 2021 and effective as of the Resignation Date (as defined below).

WITNESSETH:

WHEREAS, the Executive has been employed as the Chief Executive Officer of SmartStop REIT and various of the Company’s affiliates;

WHEREAS, the Company and the Executive are parties to a Letter Agreement dated June 2019 and issued under the Executive Severance and Change of Control Plan of SmartStop REIT, as amended (the “Severance Letter Agreement”), a Restricted Share Award, dated June   28, 2019, as amended (the “2019 Award”), a Time-Based LTIP Unit Agreement, dated April 22, 2020 and a Performance-Based LTIP Unit Agreement, dated April 22, 2020 (the “2020 Awards”), and an Indemnification Agreement, dated July 31, 2018 (the “Indemnification Agreement”) (the Letter Agreement, the 2019 Award, the 2020 Awards, and the   Indemnification Agreement, together, the “Existing Agreements”);

WHEREAS, the Executive has advised the Board of Directors of the Company (the “Board”) of his desire to retire from all current positions held with the Company, effective April 15, 2021 (the “Resignation Date”);

WHEREAS, the Company wishes to secure the Executive’s continuing services for a period of time and to provide certain other benefits to the Executive in view of his long service to the Company; and

WHEREAS, it is the desire of the Company and the Executive to set forth their mutual agreement with respect to all matters relating to (i) the Executive’s retirement from all positions held with. and resignation as an officer of, the Company and the Company’s affiliates; (ii) the terms under which the Executive will act as a consultant to the Company following the Resignation Date; and (iii) the Executive’s release of claims, all upon the terms set forth herein;

NOW, THEREFORE, for and in consideration of the mutual covenants and promises contained herein, it is hereby agreed as follows:

1.TRANSITION OF CURRENT EMPLOYMENT.   Effective at close of business on the Resignation Date, the Executive hereby resigns from his position as Chief Executive Officer of SmartStop REIT and from all other current positions and fiduciary or other roles in which he may serve with respect to the Company and the Company’s affiliates.  Commencing on the Resignation Date and for twelve (12) consecutive months thereafter (collectively, the “Transition Period”), the Executive shall provide consulting services to the Company on the terms and subject to the conditions as described in Section 4 below.  The Executive shall execute such additional documentation with respect to his resignation from positions as reasonably requested by the Company.

2.  EFFECT ON EXISTING AGREEMENTS.  Following the Resignation Date, the rights of the Executive to payments from the Company and its affiliates with respect to his retirement and resignation, and the Transition Period, shall be governed solely by the terms of this Agreement and shall be subject to the conditions described herein.  For the avoidance of doubt, the Executive shall not be entitled to any severance payments or benefits described in any of the Existing Agreements, including but not limited to the Severance Letter Agreement and the Company’s Executive Severance and Change of Control Plan, or any other Company benefit plan or program in connection with the Executive’s retirement or resignation, except as specifically provided herein.  Except for the payment rights described above, all other obligations of the Executive owed to the Company pursuant to the Existing Agreements shall remain in full force and effect.

Exhibit 10.1

Notwithstanding the foregoing, in the event the Executive becomes eligible, prior to the Resignation Date, for benefits pursuant to the Severance Letter Agreement, then this Agreement shall not become effective and the Executive shall receive only the benefits provided by the Severance Letter Agreement.

3.ACCRUED OBLIGATIONS.  Upon the Executive’s resignation as an officer of the Company on the Resignation Date, the Company shall provide to the Executive the Accrued Obligations (as defined in the Executive Severance and Change of Control Plan).

4.CONSULTING; COOPERATION.  For the Transition Period, the Company and the Executive agree that the Company is hereby engaging the Executive as a consultant to the Company on special projects, as may be requested by the Company from time to time in connection with matters related to his prior employment as an officer and/or fiduciary of the Company or one or more of its affiliates. The Executive’s obligation to provide consulting services as described herein shall terminate automatically and without any further action on the part of the Executive or the Company on the date that is twelve (12) months following the Resignation Date, which is the end of the Transition Period.   The Company and the Executive agree that his personal consulting services have peculiar value based on the special, unique, unusual, extraordinary, or intellectual character of the Executive’s long service to the Company and its affiliates and his services as an officer, director, or employee of the Company and its affiliates.  If, as determined in the Company’s reasonable discretion, the Executive fails or refuses to provide the consulting services described in this Section: (a) the Company shall be released from its obligation to make any further payments to the Executive under Section 5(a) below, except to the extent of any payment required to satisfy minimum compensation requirements set out by the California Civil Code, California Labor Code, and any other applicable federal or state rules; (b) any unvested portion of any Equity Awards (as defined in Section 5(b) below) as of the date of such failure or refusal shall be immediately forfeited and thereafter not be distributed to the Executive; (c) the Company shall be released from its obligation to make any further reimbursement for Group Health Continuation (as defined in Section 5(c) below); and (iv) the Executive shall not be eligible for the discretionary incentive payment provided in Section 5(d) below.  The Company may also pursue any other remedy described in this Agreement or otherwise available at law or in equity.

5.PAYMENTS AND BENEFITS.  In consideration for the Executive’s performance of consulting services described in Section 4 above during the Transition Period and his other obligations and releases provided pursuant to this Agreement, and subject to early termination pursuant to Sections 4 and 10 herein:

(a)PAY.   The Company will pay the Executive the sum of $450,000.00, which shall be payable at the rate of $37,500.00 monthly.

(b)LONG-TERM INCENTIVES; OUTSTANDING AWARDS.  As of the Resignation Date: (i) all equity awards granted to the Executive under the Employee and Director Long-Term Incentive Plan of SmartStop REIT, as amended (and any predecessor or successor plan thereto) and outstanding on the Resignation Date, including the 2019 Award and the 2020 Awards (collectively, the “Equity Awards”) shall remain outstanding (subject to any earlier expiration thereof); (ii) the Equity Awards shall continue to vest in accordance with their terms during the Transition Period; (iii) at the end of the Transition Period, any then-unvested time-based Equity Awards will immediately vest in full; and (iv) any then-unvested performance-based Equity Awards that remain outstanding on the Resignation Date shall remain outstanding and vest on a pro rata basis at the rate of two-thirds (2/3) of the amount that would have otherwise vested based on the terms of such Equity Awards and actual Company performance during the applicable performance period.

(c)GROUP HEALTH CONTINUATION.  If the Executive timely and properly elects to continue coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) under a group health plan of the Company for himself and/or his family, if applicable, the Company shall reimburse the Executive for the difference between the monthly COBRA premium paid by the Executive for himself and his dependents and the monthly premium amount paid by similarly situated active executives (“Group Health Continuation”).  Such reimbursement shall be paid to the Executive on the 15th of the month immediately following the month in which the Executive timely remits the premium payment; provided that the Executive shall only be eligible to receive such reimbursement for Group Health Continuation until the earliest of: (i) the end of the Transition Period; or (ii) the date on which the Executive becomes eligible to receive substantially similar coverage from another source.  Notwithstanding the foregoing, if the Company’s making the reimbursement for Group Health Continuation would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA, the parties agree to reform this Section 5(c) in a manner as is necessary to comply with the ACA.

(d)DISCRETIONARY INCENTIVE PAYMENT.  The Executive shall be eligible for a discretionary incentive payment of up to $150,000.00, to be paid at the end of the Transition Period, based upon the achievement of an orderly transition, as determined in the Company’s reasonable discretion.  The amount of such incentive, if any, will be determined by the Compensation Committee of the Company’s board of directors at the end of the Transition Period.

(e)EXPENSE REIMBURSEMENT.  The Company shall reimburse the Executive for his reasonable out-of-pocket expenses in connection with his activities and the services that he is requested to perform under Section 4; provided that the request for reimbursement of such expenses is accompanied by documentation satisfactory to the Company and, provided further, that any expense in excess of $1,000.00 must be approved in advance in writing by the Company.

6.RELEASE OF CLAIMS.

(a)As a condition to the Company agreeing to retain the Executive as a consultant  as provided in Section 4 above and the Company agreeing to vest Equity Awards as described in Section 5(b) above, and notwithstanding the provisions of Section 1542 of the Civil Code of the State of California as described in Section 6(c) below, the Executive, on behalf of himself and his successors, assigns, heirs, beneficiaries, trustees, executors, administrators, creditors, representatives, agents and affiliates (the “Releasing Parties”), hereby fully, finally and irrevocably releases, acquits and forever discharges the Company, its affiliates, subsidiaries, divisions, predecessors, successors, and assigns, and any employee benefit plan established or maintained by the foregoing entities, and each and all of their respective past, present, and future officers, directors, managers, trustees, representatives, employees, principals, agents, insurers, partners, lenders, attorneys, and other advisors, and anyone connected with any of the foregoing entities (collectively, the “Released Parties”), forever and unconditionally of and from any and all commitments, actions, debts, sums of money, claims, counterclaims, suits, causes of action, damages, demands, liabilities, obligations, costs, expenses, contracts, covenants, controversies, agreements, promises, judgments and compensation of every kind and nature whatsoever, past, present or future, at law or in equity, whether known or unknown, contingent or otherwise, existing or claimed to exist, which such Releasing Parties, or any of them, had, has or may have, against the Released Parties, or any of them, relating to or arising out of or from any event, facts, conditions or circumstances existing or arising prior to the Resignation Date (the “Claims”), and any claim of discrimination based on sex, race, age, religion, national origin, disability, genetic information, retaliation, or on any other basis, under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans With Disabilities Act of 1990, the Equal Pay Act of 1963, the Civil Rights Act of 1866, or other state or federal statute, and all other laws and regulations relating to employment; provided, however, nothing herein shall be deemed (i) to release any claims or other rights that the Releasing Parties may have arising from a breach by any Released Party of its obligations set forth in this Agreement or any other claim or right to the extent prohibited by law, (ii) to release any claims or other rights that the Releasing Parties may have under any whistleblower law, for unemployment compensation, for workers’ compensation, for leave entitlements under state law, or with respect to any vested benefit of the Executive pursuant to any employee benefit or equity plan of the Company other than any severance program or practice, or (iii) to prohibit the Executive from filing a charge with the Equal Employment Opportunity Commission (“EEOC”) or from participating in an investigation or proceeding by the EEOC or any comparable state or local agency.

(b)The Executive acknowledges and agrees, however, that his waiver and release of claims are intended to be a complete bar to any recovery or personal benefit by or to him with respect to any Claim whatsoever arising out of his employment with the Company, including those raised through a charge with the EEOC, except those which, as a matter of law, cannot be released.  In the event that the Executive successfully challenges the validity of this release of Claims, the Company and any affected Released Party sought to be released hereunder shall be entitled to recover from him the full amount of the pay and benefits described in Section 4 above (the “Benefits”), except to the extent of any payment required to satisfy minimum wage rules.  Nothing in this Agreement, however, shall limit the right of the Company or any affected Released Party sought to be released hereunder to seek immediate dismissal of a charge on the basis that the Executive’s signing of this Agreement constitutes a full release of any rights he might otherwise have to pursue the charge.  The Executive further acknowledges and agrees that, but for providing this waiver and release, he would not be receiving the pay and benefits being provided to him as set forth in Section 4 above in this Agreement.

(c)The Executive expressly waives the protection of Section 1542 of the Civil Code of the State of California, which states as follows:

"A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party."

The Executive understands the significance of his or her release of unknown claims and waiver of statutory protection against a release of unknown claims.  THE EXECUTIVE EXPRESSLY ASSUMES THE RISK OF SUCH UNKNOWN AND UNANTICIPATED CLAIMS AND AGREES THAT THIS AGREEMENT APPLIES TO ALL CLAIMS, AS DEFINED UNDER THIS SECTION 6, WHETHER KNOWN, UNKNOWN, SUSPECTED, OR UNSUSPECTED.

Executive's Initials:   MM

7.NOTICE AND RIGHT TO CONSIDER.  It is the Company’s desire and intent to make certain that the Executive fully understands the provisions and effects of this Agreement, which includes a release of claims.  To that end, the Executive is hereby advised to consult with his attorney prior to executing this Agreement.  In addition, the Executive has up to twenty-one (21) calendar days (the “Consideration Period”) from the date this Agreement is delivered to him to consider the provisions of the Agreement, sign it, and return the signed Agreement to the Executive Chairman of the Company.  The Executive may sign the Agreement any time within the Consideration Period.  In the event that the Executive signs and returns this Agreement within less than the full Consideration Period, the Executive acknowledges that such decision was entirely voluntary and that he had the opportunity to consider this Agreement for the entire Consideration Period.  The Executive agrees that any changes to this Agreement, whether material or not, will not re-start the Consideration Period described in this paragraph.  If the Executive does not sign and return this Agreement within the Consideration Period, the consulting arrangement set forth in Section 4 above and the pay and benefits set forth in Section 5 above will no longer be available to him and will not take effect.  The Executive shall have seven (7) calendar days from the date he signs this Agreement to revoke his acceptance by notifying the Executive Chairman of the Company in writing that “I hereby revoke my acceptance of our Agreement.”  The revocation statement must be dated, signed by the Executive, and received by the Company within the seven (7) calendar day revocation period to be effective.

8.NOTICE PURSUANT TO THE DEFEND TRADE SECRETS ACT.  Federal law provides certain protections to individuals who disclose a trade secret to their attorney, a court, or a government official in certain confidential circumstances.  Specifically, federal law provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions: (a) where the disclosure is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. See 18 U.S.C. § 1833(b)(1).  Federal law also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order. See 18 U.S.C. § 1833(b)(2).  Nothing in this Agreement is intended to preclude or limit such federal laws.

9.BUSINESS PROTECTION PROVISIONS.  All references to the Company in this Section 9, and each of its subparagraphs, refer to the Company and the Company’s subsidiaries and other affiliates.  The Executive acknowledges and agrees that the Company has developed or been entrusted with intellectual property, trade secrets and other proprietary or confidential information to assist it in its business.  The Executive further acknowledges and agrees that the Company has substantial relationships with prospective or existing customers, as well as customer good will associated with its ongoing businesses.  The Executive therefore acknowledges and agrees that the Company has a right to protect these legitimate business interests.  The Executive expressly agrees that the covenants in this Section 9 shall continue in effect as set forth herein regardless of whether the Executive is then entitled to receive any further payments or benefits from the Company.  It is further understood that the covenants contained in this Section 9 bind the Executive as long as he is employed by the Company and, in certain instances, for a period of time thereafter.  For purposes of this Agreement, the “Restriction Period” shall mean eighteen (18) months following the end of the Transition Period.

(a)NON-COMPETITION.

(i)During the Transition Period, the Executive shall not engage in any employment, engagement, business, or other activity that is in any way competitive with the business or proposed business of the Company, and Executive will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.  The provisions of this paragraph shall apply both during normal working hours and at all other times including, but not limited to, nights, weekends, and vacation time, while Executive is engaged by the Company.  Such activities would include, but are not limited to, directly, or by assisting others, engaging in the business of investing in, owning, managing, advising or operating self-storage properties anywhere in the United States or Canada (the “Competitive Business”) whereby the Executive is required to or does perform services which are substantially similar to the services in which the Executive participated or that he directed or oversaw while employed by the Company.

(ii)During the Transition Period and for the entire Restriction Period, in addition to any other obligations, the Executive shall not use any trade secret or otherwise proprietary or confidential information created by or entrusted to the Company to engage in any employment, engagement, business, or other activity that is in any way competitive with the business or proposed business of the Company, and Executive will not use any such trade secret or otherwise proprietary or confidential information to assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

(iii)Passive investments of less than 2% in any publicly-traded entity shall not be deemed a violation of this Section 9(a) absent clear and convincing evidence to the contrary.  The parties acknowledge and agree that, if necessary to determine the reasonable geographic scope of this restraint, the Company may rely on appropriate documentation and evidence outside the provisions of this Agreement.

(b)NON-SOLICITATION OF EMPLOYEES.  During the Transition Period and for the entire Restriction Period, the Executive shall not directly or indirectly solicit, induce, recruit, encourage, or hire (or attempt any of the foregoing actions) or otherwise cause (or attempt to cause) any employee or individual independent contractor of the Company whom the Executive knows to leave his or her employment or engagement with the Company for employment with the Executive or with any other entity or person, or otherwise interfere with or disrupt (or attempt to disrupt) the employment or service relationship between any such individual and the Company.  The Executive will not be deemed to have violated this subparagraph if he posts a general advertisement or solicitation (including a posting on a website) that is not specifically targeted to any employee or individual independent contractor of the Company, or if the Board provides unanimous prior written consent to the Executive’s activities (all such requests for consent will be given good faith consideration by the Board).

(c)NON-SOLICITATION OF CUSTOMERS.

(i)During the Transition Period, the Executive will not, directly or indirectly through another person or entity, solicit business from any person or entity that is, or was during the Executive’s employment with the Company, a customer, client, investor, vendor, or other business relation of the Company.

(ii)During the Transition Period and for the entire Restriction Period, the Executive shall not use any Trade Secret (as defined in this Section 9(c)(ii) below) or any other proprietary or otherwise confidential information belonging or entrusted to the Company to solicit, induce, or encourage any customer, client, investor, vendor, or other party doing business with the Company to terminate its relationship therewith or otherwise to transfer its business from the Company or to otherwise begin or renew a business relationship with any Competitive Business.  For purposes of this Agreement, "Trade Secrets" shall mean any of information of the Company, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers, which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(d)COVENANT NOT TO ENGAGE IN ACTS CONSTITUTING UNFAIR COMPETITION.

(i)ACTS CONSTITUTING UNFAIR COMPETITION.  Acts constituting unfair competition include, but are not limited to: any affirmative act or omission identified in subparagraphs (a)-(c) of this Section 9; any breach of fiduciary duty, of the duty of loyalty, or of confidence; any misappropriation of trade secrets or other property belonging or entrusted to the Company, including proprietary and confidential information; any violation of the Computer Fraud and Abuse Act; any tortious interference, whether intentional or negligent, with business or economic relations, contractual relations, or prospective business or economic advantage; any affirmative act or omission falling within the California Unfair Competition Law; and any affirmative act or omission constituting unfair competition under the relevant law of any state or jurisdiction in which the Company operates or has operated.

(ii)COVENANT.  During the Transition Period and for the entire Restriction Period, the Executive shall not engage in acts of unfair competition as defined in this Agreement and as otherwise identifiable under the common, statutory, or other relevant law, rules, or regulations in any state or jurisdiction in which the Company operates or has operated.

(iii)NO LIMITATION.  Nothing in this subparagraph (d) shall be construed to limit any right, power or remedy.

10.REMEDIES; INDEMNIFICATION OF EXECUTIVE.

(a)The Executive understands and acknowledges that his violation of Section 4, Section 9 or any subsection thereof would cause irreparable harm to the Company and the Company would be entitled to an injunction by any court of competent jurisdiction enjoining and restraining the Executive from any employment, service, or other act prohibited by this Agreement.  The parties agree that nothing in this Agreement shall be construed as prohibiting the Company from pursuing any remedies available to it for any breach or threatened breach of Section 4, Section 9 or any subsection thereof, including, without limitation, the recovery of actual damages from the Executive or any person or entity acting in concert with the Executive.  The Company shall receive injunctive relief without the necessity of posting bond or other security, such bond or other security being hereby waived by the Executive.  If any part of Section 9 or any subsection thereof is found to be unreasonable, then it may be amended by appropriate order of a court of competent jurisdiction to the extent deemed reasonable.  Furthermore and in recognition that certain provisions in this Agreement are being agreed to by the Company in reliance upon the Executive's compliance with Section 4 and Section 9, in the event of a breach by the Executive of any of the provisions of Section 4, Section 9 or any subsections thereof, damages to the Company would be difficult to determine and, in the event of such breach by the Executive, the Transition Period shall immediately terminate without any action on the part of the Company and: (i) the Company shall be released from its obligation to make any further payments to the Executive under Section 5(a) above, except to the extent of any payment required to satisfy minimum wage rules; (ii) any unvested portion of any Equity Awards as of the date of such breach shall be immediately forfeited and thereafter not be distributed to the Executive.  If either the Company or the Executive brings suit to compel performance of, to interpret, or to recover damages for the breach of this Agreement, the prevailing party in such litigation shall be entitled to recover its reasonable attorneys’ fees in addition to costs and necessary disbursements otherwise recoverable.  Additionally, if the Executive breaches any of the provisions of Section 4 or Section 9, any payment made or benefit provided pursuant to Section 5 as well as the value of any Equity Awards that are received by Executive shall be disgorged to the Company by the Executive on a pro-rata basis based upon the number of months during the Transition Period and/or the Restriction Period, as applicable, during which he violated the provisions of Section 4 or Section 9.

(b)The Company shall defend, hold harmless, and indemnify the Executive pursuant to the terms of the Indemnification Agreement, which is incorporated by reference herein.

11.MISCELLANEOUS.

(a)SECTION 409A.  It is intended that the compensation arrangements under this Agreement be in full compliance with, or exempt from, Section 409A.  This Agreement shall be construed in a manner to give effect to such intention, and the provisions of the applicable Existing Agreements pertaining to Section 409A are hereby incorporated by reference herein.  In addition, any amount of expenses eligible for reimbursement under this Agreement (or any Existing Agreement) shall be made (i) in accordance with the reimbursement payment date set forth in the applicable provision of this Agreement providing for the reimbursement or (ii) where the applicable provision does not provide for a reimbursement date, thirty (30) calendar days following the date on which the Executive incurs the expenses, but, in each case, no later than December 31 of the year following the year in which the Executive incurs the related expenses; provided that in no event shall the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor shall the Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit. The Executive and the Company intend and anticipate that the Executive’s resignation from his position as the Chief Executive Officer of the Company and transition to the advising position shall not constitute a “separation from service” for purposes of Section 409A.

(b)COUNTERPARTS.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

(c)GOVERNING LAW.  This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of California, notwithstanding its conflicts of laws, principles or any other rule, regulation or principle that would result in the application of another state’s or jurisdiction's laws.

(d)NO ADMISSIONS.  Neither the execution of this Agreement by the Company nor the terms hereof constitutes an admission by the Company, or by any agent or employee of the Company, of liability or unlawful conduct in any manner.

(e)SEVERABILITY.  If any provision of this Agreement is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and the court shall enforce all remaining provisions to the extent permitted by law, and if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances, to the fullest extent permitted by law.

(f)ENTIRE AGREEMENT.  This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and shall be binding upon their respective heirs, executors, administrators, successors and assigns.

(g)NO CONSTRUCTION AGAINST DRAFTER.  The Parties acknowledge and agree that each Party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision.  Accordingly, the terms of this Agreement shall be construed fairly as to both Parties and not in favor or against either Party.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization of its Board, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written, to become effective as of the Resignation Date.

COMPANY

By:	/s/ H. Michael Schwartz
H. Michael Schwartz
Executive Chairman
Date:	February 26, 2021

EXECUTIVE

By:	/s/ Michael S. McClure
Michael S. McClure

Date:February 26, 2021